A New Tomorrow, Today October 2021 Building a Stronger, More Sustainable Oasis: Transformational Actions to Enhance Shareholder Value Exhibit 99.2

Forward-Looking / Cautionary Statements Non-GAAP Financial Measures E&P Adjusted Gas Revenue, Cash GPT, E&P GPT, E&P Cash G&A, Cash Interest, E&P Cash Interest, Adjusted EBITDA, Adjusted EBITDA attributable to Oasis, E&P Adjusted EBITDA, E&P Free Cash Flow, Adjusted Net Income (Loss) Attributable to Oasis, Adjusted Diluted Earnings (Loss) Attributable to Oasis Per Share and Recycle Ratio are supplemental financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP measures should not be considered in isolation or as a substitute for natural gas and NGL revenues, gathering, processing and transportation expenses, general and administrative expenses, interest expenses, net income (loss), operating income (loss), net cash provided by (used in) operating activities, earnings (loss) per share or any other measures prepared under GAAP. Because these non-GAAP measures exclude some but not all items that affect net income (loss) and may vary among companies, the amounts presented may not be comparable to similar metrics of other companies. Reconciliations of these non-GAAP financial measures to their most comparable GAAP measure can be found in the annual report on Form 10-K, quarterly reports on Form 10-Q and the Company’s website at www.oasispetroleum.com. Amounts excluded from these non-GAAP measure in future periods could be significant. Cautionary Statement Regarding Oil and Gas Quantities The Securities Exchange Commission (the “SEC”) requires oil and gas companies, in their filings with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions (using unweighted average 12-month first day of the month prices), operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities of the exploration and development companies may justify revisions of estimates that were made previously. If significant, such revisions could impact the Company’s strategy and future prospects. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. The SEC also permits the disclosure of separate estimates of probable or possible reserves that meet SEC definitions for such reserves; however, we currently do not disclose probable or possible reserves in our SEC filings. Our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. Forward-Looking Statements This presentation, including the oral statements made in connection herewith, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this presentation that address activities, events or developments that Oasis Petroleum Inc. (the “Company” or “Oasis”) expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this presentation specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivative instruments, capital expenditure levels and other guidance included in this presentation, as well as the impact of the novel coronavirus 2019 (“COVID-19”) pandemic on the Company’s operations. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, risks that the proposed transaction between Crestwood Equity Partners LP (“Crestwood”) and Oasis Midstream Partners LP’s (“OMP”) may not be consummated or the benefits contemplated therefrom may not be realized, the ability to obtain requisite regulatory and unitholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction, the ability of Crestwood to successfully integrate OMP operations and employees and realize anticipated synergies and cost savings, the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers, competitors and credit rating agencies, changes in crude oil and natural gas prices, developments in the global economy, particularly the public health crisis related to the COVID-19 pandemic and the adverse impact thereof on demand for crude oil and natural gas, the outcome of government policies and actions, including actions taken to address the COVID-19 pandemic and to maintain the functioning of national and global economies and markets, the impact of Company actions to protect the health and safety of employees, vendors, customers, and communities, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, the ability to realize the anticipated benefits from the Williston Basin acquisition and Permian Basin divestitures, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”). Additionally, the unprecedented nature of the COVID-19 pandemic and the related decline of the oil and gas exploration and production industry may make it particularly difficult to identify risks or predict the degree to which identified risks will impact the Company’s business and financial condition. Because considerable uncertainty exists with respect to the future pace and extent of a global economic recovery from the effects of the COVID-19 pandemic, the Company cannot predict whether or when crude oil production and economic activities will return to normalized levels. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Participants in the Solicitation Crestwood, OMP and their respective directors, executive officers and general partners, and the Company and its directors and executive officers, may be deemed to be participants in the solicitation of consents from the unitholders of OMP in respect of the transactions. Information about these persons is set forth in Crestwood’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 26, 2021, OMP’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 8, 2021, and the Company’s definitive proxy statement for its 2021 annual meeting filed with the SEC on April 20, 2021, respectively, and subsequent statements of changes in beneficial ownership on file for each of Crestwood, OMP and the Company with the SEC. Unitholders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ unitholders or investors generally, by reading the preliminary or definitive consent statement/prospectus, or other relevant documents regarding the transaction (if and when available), which may be filed with the SEC. No Offer or Solicitation This communication relates to the proposed transaction between OMP and Crestwood. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Additional Information and Where You Can Find It In connection with the proposed transaction, Crestwood will file a registration statement on Form S-4, including a preliminary consent statement/prospectus for the unitholders of OMP with the SEC. INVESTORS AND UNITHOLDERS OF CRESTWOOD AND OMP, AS WELL AS INVESTORS AND STOCKHOLDERS OF THE COMPANY, ARE ADVISED TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PRELIMINARY CONSENT STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE PROPOSED TRANSACTION AND THE RISKS ASSOCIATED WITH THE PROPOSED TRANSACTION. The definitive consent statement/prospectus, when available, will be sent to unitholders of OMP in connection with the solicitation of consents of OMP unitholders relating to the proposed transactions. Investors and unitholders may obtain a free copy of the preliminary or definitive consent statement/prospectus (each when available) filed by Crestwood or OMP with the SEC from the SEC’s website at www.sec.gov. Unitholders and other interested parties will also be able to obtain, without charge, a copy of the preliminary or definitive consent statement/prospectus and other relevant documents (when available) from Crestwood’s website at https://www.crestwoodlp.com/investors/ or from OMP’s website at http://oasismidstream.investorroom.com. Merger Disclosure

Strategic Merger of OMP and Crestwood Equity Partners (CEQP)

Transaction	▪ OMP merging with CEQP with Oasis receiving a combination of cash and stock for its interest in OMP
	  ▪ 33.85MM common OMP LP units for $150MM in cash and ~21.0MM CEQP common LP units
	  ▪ Non-economic OMP GP stake for $10MM in cash
	▪ Attractive valuation at ~8x 2021E OMP EBITDA
	▪ No outside financing needed by Crestwood

Ownership Structure	▪ Oasis will own 21.7% of pro forma Crestwood ▪ Oasis will have the right to appoint two representatives to the Crestwood Board of Directors (assuming minimum ownership levels)

Accretion	▪ Accretive to OMP and CEQP unit holders on distributable cash flow
	  ▪ Pro forma Crestwood to increase distribution by approximately 5% to $2.62/unit in 2022
	  ▪ Expected annual distributions from CEQP to Oasis: $55MM

Approvals and Closing	▪ Transaction unanimously approved by Oasis and OMP Boards ▪ Oasis fully supports the transaction ▪ Subject to Hart-Scott-Rodino regulatory approvals and other customary approvals ▪ Expected to close in the first quarter 2022

A New Tomorrow, Today
Nasdaq: OAS 4

Combination Creates Premier, Diversified Midstream Franchise

Pro Forma Highlights

Enterprise Value ($Bn)



~$6.9
$1.8
OMP SQ
CEQP PF

2021E EBITDA ($MM)



>$820
$218-224
OMP SQ
CEQP PF

PF YE 2022E leverage: <3.5x
PF float ~$2.1Bn
Significant pro forma FCF generation

OMP now a part of a large, diverse midstream entity with value upside for Oasis

Diversified Midstream Position Across 5 Basins



COLT Hub
OMP
Arrow
BAKKEN SHALE
ROCKY MOUNTAINS
Jackalope
Douglas
POWDER RIVER BASIN
Bath
Bridgeton
NORTHEAST
SW Marcellus
Seymour Terminal
MARCELLUS SHALE
CENTRAL
Willow Lake
Orla
Nautilus
DELAWARE PERMIAN
Barnett
BARNETT SHALE
Tres Palacios
Headquarters
NATURAL GAS
Gathering & Transportation
Processing
Compression
Storage
NGL, CRUDE & WATER
Gathering
Trucking
Rail
Storage
Terminaling

High Quality Customer Base

Oasis, Shell, ExxonMobil, Total, ConocoPhillips, Marathon Oil, OXY, devon, enerPLUS, Coterra, Williams, Diversified Gas & Oil, XTO Energy, Antero

Robust Nationwide Platform

	OMP Status Quo	Pro Forma
Pipeline Miles	615	2,571
Capacity		
Processing	0.28 Bcf/d	1.5 Bcf/d
Gas Gathering	0.25 Bcf/d	3.1 Bcf/d
Crude Gathering	170MBbls/d	320MBbls/s
Produced Water Gathering	343MBbls/d	523MBbls/d
CEQP's Storage & Logistics Business*	• 1.0 Bcf/d gas transportation • 35 Bcf gas storage facilities • 180 MBbls/d crude oil rail terminalling • 1.8 MMBbls crude oil storage (PF) • 10.0 MMBbls NGL storage • 1.6 MMBbls/d NGL pipeline and transportation capacity	

Note: Key statistics include CEQP and JV assets as of July 9, 2021, plus assets from the pending Oasis Midstream acquisition. *Due to the pending acquisition of Oasis Midstream, Crestwood anticipates that it will re-evaluate its segments for reporting purposes in the near-future.

OASIS | A New Tomorrow, Today
Nasdaq: OAS 5

Transforming Oasis into Premier Operator Strategic Rationale for Oasis Oasis receives significant value for its interest in OMP, addressing sum of the parts disconnect Oasis deconsolidates financials post close highlighting E&P operations Oasis maintains ownership position with upside in leading midstream company positioned for success Enhanced trading liquidity in combined OMP / Crestwood $25MM of annual cost synergies from transaction Allows for utilization of NOL carryforwards Utilizes a significant portion of NOLs balance Plans to eliminate tax plan at close, permitting shareholders to own more than 5% of Oasis shares Pro forma, Oasis will be unlevered with a net cash position $468MM cash on balance sheet Undrawn revolver ($450MM elected commitments/$900MM borrowing base) $400MM unsecured notes Oasis has a great partner in Crestwood, a midstream provider with outstanding operational capabilities and scale 1 2 3 4 5

The Financial Impact to Oasis

Balance Sheet ($MM)	OAS 3Q21 Consolidated	OAS Pro Forma Deconsolidated
Cash		
OAS Cash	$819	$979
OMP Cash	30	
Payment to QEP on 10/21[1]	(511)	(511)
Pro Forma Cash	**337**	**468**
Debt		
OAS Revolving Credit Facility	$0	$0
OAS Senior Notes	400	400
OMP Revolving Credit Facility	210	0
OMP Senior Notes	450	0
Total Debt	**1,060**	**400**
Net Debt	**723**	**(68)**
Marketable Securities		
% Ownership in OMP	69.6%	
% Ownership in CEQP		21.7%
Credit Statistics		
Net Debt to Annualized EBITDA[2]	~0.8x	~(0.1x)
OAS Liquidity[3]	$787	$918

Oasis E&P Valuation ($MM)

Consolidated (before OMP Merger)[4]



$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$2,381
$723
OMP $631
OAS $92
$3,103
$821
$2,282
Mkt. Cap.
Net Debt
EV
Midstream Units
E&P EV

Pro Forma (after OMP Merger with CEQP)[5]



$2,500
$2,000
$1,500
$1,000
$500
$0
$2,381
OAS $92
$160
$2,313
$636
$1,677
Mkt. Cap.
Net Debt
Cash Received
EV
Midstream Units
E&P EV

1) Oasis 3Q21 and Oasis Pro Forma include impact of $511MM payment for Williston Basin acquisition.
2) EBITDA defined as estimated annualized 3Q21 consolidated EBITDA at Oasis for first column and estimated annualized 3Q21 E&P EBITDA + pro forma distribution from CEQP for second column. Both estimates are pro forma for Williston Basin acquisition that closed 10/21/21.
3) Oasis Liquidity defined as availability under Oasis Revolving Credit Facility plus Unrestricted Cash
4) Pricing as of 10/25/21. Oasis and OMP balance sheet data as of 9/30/21 adjusted for QEP final payment. Midstream units reflect value of OMP units held as of 9/30/21 using market prices as of 10/25/21
5) Pricing as of 10/25/21. Oasis balance sheet data as of 9/30/21 adjusted for QEP final payment. Midstream units reflect pro forma value of CEQP units using market prices as of 10/25/21

OASIS | *A New Tomorrow, Today* Nasdaq: OAS 7

The Oasis Value Proposition vs. Peers

EV / 2022E EBITDA[1]



4.2x
2.3x
Peer Avg.
OAS E&P

2022E FCF to EV Yield[2]



22%
12%
Peer Avg.
OAS E&P

EV / 2022E EBITDA($MM)[3]

	Consensus 2022E
OAS EV	$2,313
- OAS' ownership in CEQP	636
= Upstream EV	$1,677
E&P Adjusted EBITDA	734

= 2.3x

Merger Accelerates and Illuminates Value to Oasis

1) Peer EV and EBITDA estimates and prices from Factset as of 10/25/21. Peer balance sheet data as of last reported period (6/30/21) adjusted for announced A&D, Peer Group: CDEV, CLR, CPE, ERF, LPI, MTDR, NOG, PDCE, RRC, SM, WLL. Net Debt for OAS as of 9/30/21 pro forma for $511MM paid to QEP for Williston acquisition on 10/21/21 and $160MM of cash from sale of OMP position to CEQP. OAS EV removes market value of CEQP units owned as of 10/25/21. OAS E&P EBITDA reflects FactSet consensus for estimates conforming to E&P-only cost structure (does not include midstream distributions).
2) Estimated FCF / current EV pro forma for announced A&D. FactSet consensus for peers as of 10/25//21. Peer FCF defined as consolidated/estimated cash from operations minus CapEx. OAS FCF uses sell side cash flow estimates for those analysts conforming to E&P-only cost structure and removes estimated midstream distributions from FCF. Peer Group: CDEV, CLR, CPE, ERF, LPI, MTDR, NOG, PDCE, RRC, SM, WLL.
3) E&P Adjusted EBITDA reflects FactSet consensus for estimates conforming to E&P-only cost structure (does not include midstream distributions).

OASIS | A New Tomorrow, Today
Nasdaq: OAS 8

Key Accomplishments Transforming Oasis 2021 Strategic Accomplishments Strategic Focus / Simplified Story Exited the Permian, while building scale in Williston Basin Executed multiple transactions delivering significant value from OMP to Oasis shareholders Cash to Oasis via simplification in March OMP unit sale in June funded $4/share special dividend to Oasis shareholders Merger of OMP and CEQP will create midstream leader and deliver compelling cash and equity consideration to Oasis Aggressively reduced operating, capital and administrative costs to enhance margins Capital Allocation / Return of Cash to Shareholders Established Capital Allocation Committee Initiated meaningful fixed dividend (increased 33% to $0.50/share) Initiated and committed to aggressive share repurchase program No leverage and $918MM of pro forma liquidity – target leverage unchanged at < 1x ESG Foundation Implemented peer-leading compensation program aligned with shareholder returns Published inaugural sustainability report with ESG best practice commitments and initiatives

Significant Cash Generation and Return of Capital in 2021

Cash Generation

March 22
Oasis announces sale of remaining DevCo interests to Oasis Midstream Partners and IDR elimination in exchange for $229MM cash and 14.8MM common units in OMP

May 20
Oasis announces strategic sale of its Permian assets for total upfront consideration of $481MM

June 29
Oasis announces monetization of 3.6MM common units in OMP at a price of $24 / unit

October 26
Oasis announces merger of Oasis Midstream with Crestwood Equity Partners LP ($160MM cash to OAS)

Organic E&P FCF (Estimate through 3Q21)[1]	$320-340MM
Cash Monetizations[2]	$956MM
Total	$1,276-1,296MM

January | February | March | April | May | June | July | August | September | October | November | December

Return of Capital

Feb 24
Oasis announces 4Q20 quarterly dividend of $0.375 / share ($1.50 / share annualized

March 22
Oasis announces authorization of new $100MM share-repurchase program

May 3
Oasis announces 1Q21 quarterly dividend of $0.375 / share ($1.50 / share annualized

June 29
Oasis declares $4.00 / share special dividend

August 3
Oasis announces $14.6MM of share repurchases from Q1'21 to Q2'21

August 3
Oasis announces 2Q21 quarterly dividend of $0.375 / share ($1.50 / share annualized

October 26
Oasis announces Q3'21 quarterly dividend of $0.50 / share ($2.00 / share annualized

Annualized Dividend[3]	$40MM
Special Dividend	$80MM
Share Repurchases Authorized	$100MM
Total	$220MM

1) Pro forma – includes estimate for Williston Basin acquisition as if Oasis owned it since 1/1/21 and excludes Delaware asset as if Oasis had sold it on 1/1/21. 3Q21 for Oasis includes preliminary estimate announced on 10/26/21.
2) Includes $229MM from Simplification, $481MM from Delaware Exit, OMP public unit sale, and sale to CEQP for cash
3) Annualized dividend reflective of announced fixed annualized dividend of $2.00 / share

OASIS | A New Tomorrow, Today
Nasdaq: OAS 10

Oasis Next Steps Transitions to Building on Accomplishments and Driving Future Value Maintain Capital Discipline Enhance returns (corporate and shareholder) and increase free cash flow without accelerating activity on current assets Realize operational and financial synergies from recent transaction Participate in Industry Consolidation Prudently and opportunistically evaluating opportunities Pursue value-enhancing opportunities to enhance size and scale Focus on Strengths Premier Williston Basin position with top tier assets E&P structure and focus Financial position / balance sheet Management team and board fully committed to value enhancing transactions

Oasis is the Premier E&P Investment Opportunity

Returns-Focused Business Model	• Focused on delivering competitive shareholder returns with low-cost assets • $2.00/share annualized dividend; aggressively pursing $100MM share repurchase program
High Quality Assets Generating Significant Free Cash Flow	• Leading Williston position • YTD estimated pro forma E&P FCF of ~$320-340MM[2] • <50% reinvestment rate
Driving Operational Excellence	• Continue to drive down LOE, capital, G&A per unit • Reduced FY21 CapEx guidance reflects strong execution
Biased Towards Strategic Actions	• Building on strategic steps taken in 2021 to further enhance shareholder value
Best-in-Class Balance Sheet	• PF – No leverage, well below 1x long-term target
ESG Leadership	• Best-in-Class Gas Capture • 50% Y/Y reduction in total emissions per BOE (CO2e) in 2020

497k Net Acres

77.7 Mboepd[1]

87% Operated

76% Working Interest



Divide
Renville
Burke
Cottonwood
Ward
Sheridan
Williams
North Alger
Red Bank
Roosevelt
Mountrail
Montana
Painted Woods
Indian Hills
Wild Basin
South Nesson
McKenzie
Richland
South Antelope
Fort Berthold
McLean
Legacy
Acquired
Dunn
Mercer

Great assets operated by strong team focused on growing free cash flow and delivering superior returns for investors

1) PF production in 3Q21 from Oasis Legacy of 51.8Mboepd (31.9Mbopd) and Williston Basin acquisition of ~25.9Mboepd (16.2Mbopd)
2) Pro forma – includes estimate for Williston Basin acquisition as if Oasis owned it since 1/1/21 and excludes Delaware asset as if Oasis had sold it on 1/1/21. 3Q21 for Oasis includes preliminary estimate announced on 10/26/21.

OASIS | *A New Tomorrow, Today*
Nasdaq: OAS 12

Appendix

Focused ESG Initiatives And Best Practices Note: More details on our ESG initiatives can be found on the Oasis website: www.oasispetroleum.com/sustainability/ Environmental Best in Class Gas Capture Flared gas 50%+ less than peer average in North Dakota Capture gas for other operators, reducing industry-wide emissions 50% Y/Y reduction in total emissions per BOE (CO2e) in 2020 61% per year reduction in reportable spills (2019-2020) Strong record of fluid and emission containment Environmental impact of our operations complemented by control of extensive infrastructure Social Responsibility Increased female (+18%) and minority (+39%) percent of the total professional workforce since 2017 Comprehensive benefits including health care for employees at every level in the organization and retirement plan dollar matching Oasis Academy for Success learning and development program supports job-specific training Ongoing soft skill and leadership development and training Committed to our Communities Deeply involved in the areas in which we work and are active Employees involved in broad range of charitable organizations in ND & TX Work with NextOp to attract US Military veterans for open positions at Oasis Governance Board of Directors 86% independent Diverse industry-leading experts across multiple disciplines Declassified Board Implemented peer-leading compensation practices aligned with shareholders Established Nominating, Environmental, Social & Governance Committee to oversee ESG policies and initiatives Codified an enterprise risk management system to ensure organizational reliability Directors elected by majority vote Split CEO and Board Chair roles Shareholders able to call special meetings No supermajority voting requirements

Driving Better Margins And Increased Capital Productivity

Improving E&P LOE per Boe[1] Performance


10%
$10.50
$9.75
$9.25
Sep '20 Est for 2021
4Q21E

Proactive E&P Cash G&A Reductions[2] ($ per Boe)


$2.15
37%
$1.40
$1.30
2020 Run Rate
4Q21 Run Rate

2021 E&P Capital Plan Reductions at time of Announcement ($MM)[3]


~15%
$230
$215
$215
$200
$194
$184
May '21
Aug '21
Oct '21

1) E&P Costs do not include any benefit from midstream cash flows. Includes impact from Williston acquisition.
2) 2020 Cash G&A excludes restructuring and professional fees as well as costs associated with RIFs. 4Q21 Run Rate assumes Williston Basin acquisition closed on 10/1/21 and does not include impact from OMP sale.
3) Reflects E&P & Other Capital (including Williston Basin acquisition post close and Permian divestiture – pre close). Other capital includes administrative capital, but excludes capitalized interest. E&P CapEx excludes acquisition and divestiture purchase/sale price.

OASIS | A New Tomorrow, Today
Nasdaq: OAS 15

Updated Guidance ($MM except per unit)

OAS E&P Metrics	10/26/21 Preliminary[1] 3Q21	Estimate Includes Acquisition[2] 4Q21
Oil Volumes (Mbbl/d)	31.9	44.0 - 46.0
Total Volumes (Mboe/d)	51.8	68.5 - 71.5
Oil Differential per Bbl	$0.38 - $0.48	$0.50 - $1.00
Gas realization ($ over NYMEX)	$1.43 - $1.53	$1.00 - $1.25
LOE per Boe	$9.37 - $9.47	$9.25 - $9.75
GP&T per Boe	$3.90 - $4.00	$3.75 - $4.25
E&P cash G&A ($MM)	$10 - $11	$9.2 - $9.8
Production taxes	6.8% - 6.85%	7.3% - 7.8%
E&P CapEx ($MM)	$40 - $44	$60 - $70
Cash Interest ($MM)	$6.8 - $7.0	$7.0 - $7.5
Cash Taxes ($MM)[2]	$0	$0

OMP Cash Flow Attributable to OAS in 2021[3]

OMP Capital Structure	MM	2021 Distribution per Unit	2021E PF Distribution ($MM)
Public Units	14.8		
OAS Units	**33.8**	**$2.21**	**$78.7**
Total Units	48.6		

CEQP Cash Flow Attributable to OAS in 2022[4]

CEQP Capital Structure	MM	2022E PF Distribution per Unit	2022E PF Distribution ($MM)
Public Units	75.69		
OAS Units	**21.0**	**$2.62**	**$55.0**
Total Units	96.75		

1) Oasis is providing select preliminary unaudited financial results for 3Q21. Oasis has prepared the preliminary financial data presented below based on the most current information available to management. The Company's normal financial reporting processes with respect to the preliminary financial data have not been fully completed and PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. As a result, the Company's actual financial results could be different from this preliminary financial data, and any differences could be material.
2) Williston Basin Acquisition closed on 10/21/21
3) OAS ownership adjusted to reflect 3.6MM OMP unit sell-down announced 6/24/21. 2021E PF Distribution is calculated on ownership at the time of distribution with distribution held flat through YE21.
4) Assumes merger has closed before 4Q21 distribution has been paid in 2022.

OASIS | A New Tomorrow, Today

Nasdaq: OAS 16

Oasis Financial and Operational Results See subsequent slides for reconciliations Excludes restructuring and RIF related expenses in 1Q21 only Reflects cash OMP distributions to OAS during respective quarter OAS adjusted EBITDA conforms to definition of EBITDA in OAS credit facility and excludes OMP EBITDA In accordance with OAS credit facility to capture cash flows not associated with OMP Excludes capitalized interest Cash includes $400MM of restricted cash to fund a portion of Williston Basin Acquisition upon closing Footnotes

Reconciliation from Consolidated Financial Statements to E&P Business Adjusting for midstream benefits and credits Reflects cash distributions paid to OAS from OMP in respective quarter Adjustment to Gas Revenue, LOE, GP&T are related to midstream credits for consolidating purposes. G&A and EBITDA adjustments are related to RIF expenses incurred in 1Q21. $MM except per unit

Oasis and OMP Financial Highlights Borrowing base was increased to $900MM on 10/21/21 upon the closing of the Williston Basin acquisition Cash is pro forma for closing of Williston Basin acquisition, but does not include cash from OMP sale. OAS & OMP Balance Sheet on 9/30/21 ($MM) OMP Financial Highlights – 2Q21 Actuals ($MM) OAS Hedging Program (10/26/2021) WTI Oil Hedging 2H21 2022 2023 Swap volume (mbopd) 29 19 14 Weighted avg. swap price $42.09 $50.00 $50.00 2-way collar volume (mbopd) 8.0 13.5 12 Weighted avg. floor price $51.25 $49.44 $45.00 Weighted avg. ceiling price $68.24 $66.56 $64.88 HH Gas Hedging 2H21 1H22 Swap volume (MMBtu/d) 40,000 30,000 Weighted avg. swap price $2.84 $2.82

Contact Information Oasis Petroleum 1001 Fannin Street, Suite 1500 Houston, Texas, 77002 Main: (281) 404-9500 Owner Relations (Toll Free): (855) 209-8370 Investor Relations: Danny Brown (CEO) Michael Lou (CFO) Bob Bakanauskas (Director, IR) (281) 404-9600 ir@oasispetroleum.com www.OasisPetroleum.com